RILA315NY Cover 1 Jackson National Life Insurance Company of New York® Home Office: Customer Care Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com] Thank you for choosing Jackson National Life Insurance Company of New York, also referred to as "the Company" or "Jackson of NY®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson of NY. PLEASE NOTE THAT THIS CONTRACT REFERS TO AND UTILIZES EXTERNAL INDEXES. WHILE THE CONTRACT VALUES MAY BE AFFECTED BY THE EXTERNAL INDEXES, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS. AN INDEX ADJUSTMENT TO THE INDEX ACCOUNT IS NOT GUARANTEED AND MAY VARY BASED UPON THE PERFORMANCE OF THE INDEXES. THE INDEX RETURN MAY BE POSITIVE, NEGATIVE OR ZERO AND INVESTMENT IN THIS CONTRACT MAY RESULT IN A LOSS OF PRINCIPAL. IN SOME INSTANCES, THE POTENTIAL INVESTMENT LOSS FOR THIS PRODUCT MAY BE SIGNIFICANTLY GREATER THAN THE POTENTIAL INVESTMENT GAIN. IN EXCHANGE FOR SOME LOSS PROTECTION, YOU MAY SACRIFICE POTENTIAL GAIN. THERE MAY BE LIMITS ON GAINS THAT COULD DELAY OR PREVENT YOU FROM EARNING BACK LOSSES. AMOUNTS ALLOCATED TO THE FIXED ACCOUNT WILL EARN INTEREST AT THE CURRENT INTEREST RATE FOR THE DURATION OF THE FIXED ACCOUNT PERIOD. THE INTEREST RATE CREDITED FOR SUBSEQUENT PERIODS IS SUBJECT TO CHANGE AS DECLARED BY THE COMPANY. PLEASE READ THE IMPORTANT CONTRACT DISCLOSURES ON THE FOLLOWING PAGE. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE FINANCIAL PROFESSIONAL WHO SOLD YOU THE CONTRACT OR THE COMPANY WITHIN 10 DAYS AFTER YOU RECEIVE IT (60 DAYS AFTER YOU RECEIVE IT IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT). THE COMPANY WILL REFUND THE PREMIUM PAID TO THE FIXED ACCOUNT, LESS THE AMOUNT OF ANY PARTIAL WITHDRAWALS FROM THE FIXED ACCOUNT, PLUS THE INDEX ACCOUNT VALUE WITHOUT DEDUCTION FOR ANY FEES AND CHARGES. ANY ADVISORY FEE WITHDRAWALS WILL BE RETURNED TO YOU IN FULL. RETURNED CONTRACTS ARE VOID. INDIVIDUAL FLEXIBLE PREMIUM DEFERRED REGISTERED INDEX-LINKED ANNUITY. DEATH BENEFIT AVAILABLE. INCOME OPTION AVAILABLE. NON-PARTICIPATING. This Contract is signed by the Company President Secretary ffice: Customer Care Center: stchester Avenue [P.O. Box 24068 Lansing, MI 48909-4068 1-800-599-5651 w.jackson.com]

RILA315NY Cover 2 Home Office: Customer Care Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com] IMPORTANT - CONTRACT DISCLOSURES PLEASE READ CAREFULLY THE WITHDRAWAL VALUE AVAILABLE UNDER THIS CONTRACT IS EQUAL TO THE CONTRACT VALUE. THE COMPANY WILL RE-DETERMINE THE CONTRACT'S FIXED ACCOUNT MINIMUM INTEREST RATE EACH JANUARY ON THE REDETERMINATION DATE. THE COMPANY MAY RESTRICT OR REFUSE FUTURE PREMIUM PAYMENTS, OR MAY RESTRICT PREMIUM ALLOCATIONS TO THE 1-YEAR FIXED ACCOUNT OPTION(S), AT ANY TIME, ON A NONDISCRIMINATORY BASIS, IF THE YIELD ON INVESTMENT WOULD NOT SUPPORT THE MINIMUM INTEREST RATE GUARANTEED UNDER THE FIXED ACCOUNT(S). SHOULD THE COMPANY IMPOSE SUCH RESTRICTIONS, THE COMPANY WILL GIVE AT LEAST 30 DAYS ADVANCE NOTICE TO YOU. THE COMPANY WILL ALSO PROVIDE WRITTEN NOTICE WHEN SUCH RESTRICTIONS NO LONGER EXIST. THE COMPANY MAY RESTRICT OR REFUSE FUTURE PREMIUMS OR TRANSFERS TO INDEX ACCOUNT OPTIONS AT ANY TIME, ON A NON-DISCRIMINATORY BASIS, IF THE YIELD ON INVESTMENT OR COST OF HEDGING WOULD NOT SUPPORT THE MINIMUM GUARANTEES OF THE INDEX ACCOUNT OPTION(S). HOWEVER, AT LEAST ONE (1) INDEX ACCOUNT OPTION WILL ALWAYS REMAIN AVAILABLE FOR ALLOCATION. SHOULD THE COMPANY IMPOSE SUCH RESTRICTIONS, THE COMPANY WILL GIVE AT LEAST 30 DAYS ADVANCE NOTICE TO YOU. THE COMPANY WILL ALSO PROVIDE WRITTEN NOTICE WHEN SUCH RESTRICTIONS NO LONGER EXIST. ffice: Customer Care Center: stchester Avenue [P O. Box 24068 , ] Lansing, MI 48 09-4068 1-800-599- 651 w.jackson.com]

RILA315NY 2 TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 9 Contract Option Provisions 13 Withdrawal Provisions 18 Death Benefit Provisions 20 Income Provisions 24 Termination Provisions 27] If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Customer Care Center identified on the Contract's cover page.

RILA315NY-FB1 3a CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [45] Joint Owner: [No Joint Owner] Joint Owner Issue Age: [N/A] Annuitant: [John Doe] Annuitant Issue Age: [45] Joint Annuitant: [No Joint Annuitant] Joint Annuitant Issue Age: [N/A] Issue Date: [June 1, 2026] Issue State: NY Initial Premium Amount: [$25,000] Income Date: [June 1, 2076] Primary Beneficiary(ies): [Brian Doe] Contingent Beneficiary(ies): [Jane Doe]

RILA315NY-FB1 3b CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT INFORMATION: Initial 1-Year Fixed Account Option Interest Rate: [2.40%] Initial Continuation Adjustment Holding Account Interest Rate: [2.40%] Initial Performance Lock Holding Account Interest Rate: [2.40%] Initial Subsequent Premium Holding Account Interest Rate: [2.40%] Initial Fixed Account Minimum Interest Rate (FAMIR): [2.40%] The Company will re-determine the FAMIR each January on the Redetermination Date. The FAMIR is the guaranteed minimum interest rate under the Contract and may change each year on the Redetermination Date. [The FAMIR on each Redetermination Date will be equal to: 1. the average of all the daily reported five-year Constant Maturity Treasury Rates during October of the year then ended, rounded to the nearest 1/20th of one (1) percent; 2. less 1.25 percentage points; 3. but never less than 1.00% or greater than 3.00%] INTEREST RATE FOR ADJUSTMENTS DUE TO MISSTATEMENT OF AGE OR SEX: [1.00%] WITHDRAWALS: Maximum Annual Advisory Fee Withdrawal Percentage: [1.50%] Minimum partial withdrawal amount unless as a scheduled part of an automatic withdrawal program: [$500] Minimum partial withdrawal amount as a scheduled part of an automatic withdrawal program: [$50] Minimum Contract Value remaining after a partial withdrawal: [$2,000] PREMIUM: This is a flexible Premium Contract. You may change the amount, frequency and timing of Premium payments, subject to the minimum and maximum Premium payment amounts and the Company's reserved rights specified below. The Company may waive minimum and maximum Premium at any time, on a non-discriminatory basis. Minimum Initial Premium: [$25,000] Minimum Subsequent Premium: [$500] ([$50] if made in connection with an automatic payment plan).

RILA315NY-FB1 3c CONTRACT DATA PAGES (CONT'D) Subsequent Premium received in an amount less than [$500] will be allocated to the Subsequent Premium Holding Account until the earlier of 1) all premiums since the last Premium Allocation Date plus any interest earned in the Subsequent Premium Holding Account reaching or exceeding [$500] or 2) the next Contract Anniversary following receipt of subsequent Premium. The Company will allocate any Premium payment subsequent to issue according to Your most recent instructions on file with the Company, subject to availability, provided that each allocation complies with the Company's then current minimum amounts and restrictions. Maximum Total Premium under a Contract: [$1,000,000] SEPARATE ACCOUNT: [JNLNY RILA Separate Account I]

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Customer Care Center upon request. You may contact the Company's Customer Care Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The 2012 Individual Annuity Mortality Period Table, with an interest rate of 1.00% and a 0% expense load, provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax.

RILA315NY-FB1 3d

RILA315NY 4 DEFINITIONS 1-YEAR FIXED ACCOUNT OPTION. A Fixed Account Option You may elect for allocation of Premiums. Each 1-Year Fixed Account Option is defined by its Premium Allocation Date and a 1-Year term for which amounts earn a declared rate of interest. ADVISORY FEE WITHDRAWAL. Withdrawals taken from the Contract Value to satisfy the Owner's obligation to pay a financial professional directly pursuant to the Advisory Fee Withdrawal rules specified in the Withdrawal provision. ADVISORY FEE WITHDRAWAL PERCENTAGE. The percentage of the Contract Value used to make an Advisory Fee Withdrawal. The Advisory Fee Withdrawal Percentage is calculated as A divided by B for each withdrawal of advisory fees taken, where: A = the amount withdrawn for the advisory fee; and B = the Contract Value at the end of the Business Day prior to the initiation of an Advisory Fee Withdrawal. ANNUITANT. The natural person(s) designated on the Contract Data Pages, or by subsequent designation, whose life determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. BENEFICIARY(IES). The natural person(s) or legal entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial Beneficiary(ies) are shown on the Contract Data Pages. BUSINESS DAY. Any day the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. CONTINUATION ADJUSTMENT HOLDING ACCOUNT. A limited-purpose Fixed Account Option that is used only for spousal continuation adjustments. Amounts allocated to the Continuation Adjustment Holding Account will earn a declared rate of interest. The Continuation Adjustment Holding Account cannot be independently elected. CONTRACT. The Individual Flexible Premium Deferred Registered Index-Linked Annuity described herein. CONTRACT ANNIVERSARY. The Business Day on or immediately following each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The Contract Options for this Contract are the Fixed Account and the Index Account. CONTRACT VALUE. The Contract Value is equal to the sum of the Fixed Account Value and the Index Account Value. See the Contract Option Provisions for details of how the Fixed Account Value and Index Account Value are determined. CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force.

RILA315NY 5 DEFINITIONS (CONT'D) CREDITING METHOD. The general term used to describe a method of crediting the applicable Index Adjustment at the end of an Index Account Option Term. See the Crediting Method Endorsements and Supplemental Contract Data Pages for details. CUSTOMER CARE CENTER. The Company's administrative address, telephone number and web address as identified on the Contract's cover page or as the Company may designate from time to time. DERIVATIVE ASSET PROXY. A component of the Interim Value calculation. The Derivative Asset Proxy is the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. See the Crediting Method Endorsements for details on the calculation of the Derivative Asset Proxy for the crediting method(s) You have elected. DUE PROOF. Evidence of death includes a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company reasonably requires. FIXED ACCOUNT. A Contract Option in which amounts earn a declared rate of interest for a certain period. FIXED ACCOUNT MINIMUM INTEREST RATE (FAMIR). The minimum annual percentage that will be used to determine the Fixed Account Minimum Value (FAMV). The Initial FAMIR is shown on the Contract Data Pages. FIXED ACCOUNT MINIMUM VALUE (FAMV). The FAMV is equal to all amounts allocated to the Fixed Account (with the exception of the Continuation Adjustment Holding Account), net of applicable taxes, reduced by partial withdrawals, transfers, and charges from the Fixed Account, accumulated at the FAMIR, less any tax due. FIXED ACCOUNT OPTION. An option within the Fixed Account for allocation of Premium or Contract Value. The Fixed Account Options available are the 1-Year Fixed Account Option, the Continuation Adjustment Holding Account, the Subsequent Premium Holding Account and the Performance Lock Holding Account. FIXED ACCOUNT OPTION ANNIVERSARY. The Business Day concurrent with or immediately following the end of a Fixed Account Option term. FIXED ACCOUNT VALUE. The Fixed Account Value is equal to: 1. the value of Premium and any amounts transferred into the Fixed Account; plus 2. interest credited daily at a rate not less than the FAMIR per annum; less 3. any gross partial withdrawals; less 4. any amounts transferred out of the Fixed Account. The Fixed Account Value will never be less than the FAMV. FIXED INCOME ASSET PROXY. A component of the Interim Value calculation. See the Crediting Method Endorsements for details on the calculation of the Fixed Income Asset Proxy for the crediting method(s) You have elected.

RILA315NY 6 DEFINITIONS (CONT'D) GOOD ORDER. The Company's receipt of all Premium, information, documentation, and/or instructions the Company reasonably requires before it will issue the Contract, credit any interest, or execute any transaction. INCOME DATE. The date on which Income Payments are scheduled to begin as described in the Income Provisions. The Income Date must be at least thirteen (13) months after the Contract Issue Date. The Income Date is shown on the Contract Data Pages. INCOME OPTION. Payment options as provided under the Income Provisions. INDEX(ES). A benchmark used to determine the Index Adjustment, if any, for a particular Index Account Option. See the Supplemental Contract Data Pages for the available Indexes as of the Issue Date. INDEX ACCOUNT. A Contract Option in which amounts are subject to an Index Adjustment after a specified period of time. See the Crediting Method Endorsements and Supplemental Contract Data Pages for detailed descriptions of the Index Account Options within the Index Account. Index Account Option availability is subject to change by the Company on a non- discriminatory basis. INDEX ACCOUNT OPTION. An option within the Index Account for allocation of Premium or Contract Value. Each Index Account Option is defined by its Index Adjustment Factors, Index Account Option Term Anniversary, Premium Allocation Date, Index Account Option Term, Index, and Crediting Method. INDEX ACCOUNT OPTION TERM. The time period for which amounts may remain allocated to an Index Account Option. The Index Account Option Term begins on the Premium Allocation Date or the Premium Allocation Anniversary and ends after a specified number of Premium Years, as elected by You. INDEX ACCOUNT OPTION TERM ANNIVERSARY. The Business Day concurrent with or immediately following the end of an Index Account Option Term. INDEX ACCOUNT VALUE. The Contract Value allocated to the Index Account. The Index Account Value is the sum of the Index Account Option values. INDEX ADJUSTMENT. The adjustment amount to an Index Account Option on the Index Account Option Term Anniversary. This adjustment can be positive or negative, depending on Index performance and Crediting Method. INDEX ADJUSTMENT FACTOR(S). Parameters used to determine the Index Adjustment. These parameters are specific to the applicable Crediting Method(s). See the Crediting Method Endorsements and Supplemental Contract Data Pages for additional details. INDEX OPTION CREDITING BASE (IOCB). A component used in the calculation of the Index Account Option value. See the Contract Option Provisions for detailed information on the IOCB.

RILA315NY 7 DEFINITIONS (CONT'D) INTERIM VALUE. The Index Account Option value during the Index Account Option Term, calculated on each day of the Index Account Option Term other than the first and last days. The Interim Value is the amount of Index Account Option value available for withdrawal or Performance Lock prior to the end of the Index Account Option Term. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy calculated as described in Your Crediting Method endorsements. For detailed information on the Interim Value, see the Crediting Method Endorsements and the Supplemental Contract Data Pages. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. JOINT ANNUITANT. Each of multiple Annuitants. JOINT OWNER. Each of multiple Owners. LATEST INCOME DATE (LID). The Contract Anniversary on which You will be 95 years old, or such date allowed by the Company on a non-discriminatory basis or required by a Qualified Contract, law, or regulation. MARKET VALUE. The value of assets that are observable in the market at a price where buyers are willing to pay, and sellers are willing to accept, as defined by the Company. MAXIMUM ANNUAL ADVISORY FEE WITHDRAWAL PERCENTAGE. The maximum percentage of Contract Value that can be withdrawn pursuant to the Advisory Fee Withdrawal rules specified in the Withdrawal provisions each Contract Year for the purpose of paying advisory fees, as shown on the Contract Data Pages. NON-QUALIFIED CONTRACT. A contract that is issued apart from any Qualified Contract and therefore is not subject to the requirements of Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or legal entity(ies) that has all rights under the Contract, and is shown on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. References to the Owner include the Joint Owners, if applicable. PERFORMANCE LOCK. An elective transaction that allows early transfer of Interim Value out of an Index Account Option to the Performance Lock Holding Account prior to the Index Account Option Term Anniversary. Performance Lock may not be available with all Crediting Methods. See the Crediting Method Endorsements for additional details. PERFORMANCE LOCK DATE. The Business Day on which Interim Value is reallocated to the Performance Lock Holding Account in connection with a Performance Lock.

RILA315NY 8 DEFINITIONS (CONT'D) PERFORMANCE LOCK HOLDING ACCOUNT. A limited-purpose Fixed Account Option that is used for Performance Locks. Each Performance Lock Holding Account is defined by the Index Account Option from which the Performance Lock was performed. Amounts allocated to the Performance Lock Holding Account will earn a declared rate of interest. The Performance Lock Holding Account cannot be independently elected. PREMIUM. Money paid into this Contract for allocation into the Contract Options. PREMIUM ALLOCATION ANNIVERSARY. The Business Day on or immediately following each one-year anniversary of the Premium Allocation Date. PREMIUM ALLOCATION DATE. The date that initial or subsequent Premium is allocated to the 1-Year Fixed Account or any Index Account Option. PREMIUM YEAR. The twelve-month period beginning on the Premium Allocation Date and on any Premium Allocation Anniversary thereafter while the Contract remains in force. QUALIFIED CONTRACT. A retirement plan or contract which qualifies for favorable tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. REDETERMINATION DATE. The date the FAMIR is reset as described in the Fixed Account Minimum Interest Rate provision and on the Contract Data Pages. It is the date each January that coincides with the Issue Date. For example, if Your Contract's Issue Date is May 23, the Redetermination Date will be January 23 each year following the Issue Date. REDETERMINATION PERIOD. The twelve-month period that begins on each Redetermination Date. REQUIRED MINIMUM DISTRIBUTION (RMD). For Qualified Contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract. For purposes of this Contract, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract. SUBSEQUENT PREMIUM HOLDING ACCOUNT. A limited-purpose Fixed Account Option that is used for subsequent Premium before it is allocated to the 1-Year Fixed Account Option or Index Account Options. Amounts allocated to the Subsequent Premium Holding Account will earn a declared rate of interest. The Subsequent Premium Holding Account cannot be independently elected. TOTAL ADVISORY FEE WITHDRAWAL PERCENTAGE. The sum of all Advisory Fee Withdrawal Percentages that occurred during a Contract Year. WITHDRAWAL VALUE. The amount available upon a total withdrawal. The Withdrawal Value is equal to the Contract Value.

RILA315NY 9 GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless the Contract is owned by a legal entity. Unless You specify otherwise, a change of Annuitant will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. The Company reserves the right to limit the number of Joint Annuitants to two. When the Owner is a legal entity, the Annuitant may not be changed. If the Contract is owned by a legal entity, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. ASSIGNMENT. You may assign ownership of this Contract subject to the interests of assignees and irrevocable Beneficiaries. The Company will only be bound by an assignment if a request is submitted to the Company and received in Good Order at the Company's Customer Care Center. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries, subject to the interest of assignees and irrevocable Beneficiaries. The Company will only be bound by a change in Beneficiary if a request is submitted to the Company and received in Good Order at the Company's Customer Care Center. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change of Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the state of New York as of the date it is issued and any applicable federal laws. Any provision that is in conflict with New York law, or any federal law, is amended to conform to the minimum requirements of such law. Non-conforming provisions may be enforced against the Company to the extent provided by applicable New York or federal law. DEFERRAL OF PAYMENTS. The Company may defer payment of Your request for a partial and/or total withdrawal from the Contract for a period not exceeding six months. Such deferral will be made after the Company receives approval in writing by the chief insurance regulator of the state of New York, if required. The Company will credit interest on deferred amounts pursuant to New York law. The Company will not defer death benefit payments, annuity payments, or payments made to comply with the RMD requirements of the Internal Revenue Code, as applicable. ENTIRE CONTRACT. The Contract, Contract Data Pages, attached application or supplemental application, if any, and any attached endorsements and amendments together make up the entire Contract between You and the Company. All statements made by, or under the authority of, the applicant for issuance of the Contract shall be deemed representations and not warranties.

RILA315NY 10 GENERAL PROVISIONS (CONT'D) GENERAL ACCOUNT. The General Account is made up of all of Jackson's assets. The Company exercises sole discretion over the investment of the General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. INCONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Pages. MINIMUM VALUES. For any paid-up annuity option, cash value or death benefit, the amount available under this Contract shall not be less than the minimum benefits required by the state of New York. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No financial professional has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary; and approved by the New York Department of Financial Services prior to use. Your written consent will be obtained prior to changing any terms and conditions of the Contract in a manner that diminishes Your rights and/or benefits under the Contract. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. OWNER. To the extent allowed by New York law, the Company may refuse consent to an ownership change at any time, on a non-discriminatory basis, if the ownership change would result in noncompliance with any New York or federal regulation. Unless restricted by endorsement, or federal tax law, You may change the Owner or the Joint Owner. The Company will use the oldest Owner's age for all Contract purposes unless otherwise specified in the Contract. The Company will only be bound by a change of ownership if submitted to the Company and received in Good Order at the Company's Customer Care Center. No person whose age exceeds the maximum issue age in effect for this Contract as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice.

RILA315NY 11 GENERAL PROVISIONS (CONT'D) Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The maximum number of Joint Owners allowed is two. If the Owner is a natural person, then the Owner is the life the death benefit is based on. For Contracts issued to Joint Owners, the death benefit is based on the first Joint Owner to die. If the Owner is a legal entity, a Joint Owner is not permitted, and the Annuitant is the life the death benefit is based on. If the Owner is a legal entity and there are Joint Annuitants, the death benefit is based on the first Joint Annuitant to die. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable to such Beneficiary. Contract proceeds are not subject to the claims of creditors or to legal process unless required by New York law. REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the address of the first Owner listed on the Contract Data Pages. If You have elected electronic delivery, a report may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period; 3. the Withdrawal Value at the end of the reporting period; 4. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 5. the death benefit at the end of the reporting period; and 6. any other information New York and federal law require. You may receive copies of reports the Company provides upon request at no additional charge by contacting the Company's Customer Care Center as shown on the cover page of the Contract. You will receive a confirmation statement for certain transactions at the time they occur.

RILA315NY 12 GENERAL PROVISIONS (CONT'D) SEPARATE ACCOUNT. The Company holds certain investments supporting the assets allocated to the Index Account in a non-insulated, non-unitized Separate Account. The Separate Account is established pursuant to the applicable law solely for the purpose of supporting obligations under the Contract. You do not directly participate in the performance of assets held in the Separate Account and do not have any direct claim on them. Assets of the Separate Account are chargeable with the claims of any of the Company's contract owners as well as the Company's creditors and are subject to the liabilities arising out of any other business the Company conducts. The Separate Account is not registered under the Investment Company Act of 1940. The name of the Separate Account is shown on the Contract Data Pages. TAXES. This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, for all Non-Qualified Contracts all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Internal Revenue Code. The Company will deduct any taxes attributed to the Contract and payable to the state of New York or other government entity from the Contract Value as they are incurred. The Company reserves the right to deduct any amounts the Company might advance to pay taxes from the Contract Value. The Company will withhold taxes required by law from any amounts payable from this Contract. WRITTEN NOTICE. Written information or instructions You intend to give the Company must be in Good Order and delivered to the Company's Customer Care Center, unless the Company advises You otherwise. A notice relating to Owner, Beneficiary designation or assignment changes shall take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives the request. Otherwise, instructions included in a Written Notice will take effect on the date the Company receives the notice at the Company's Customer Care Center. The Company will deliver any notice or communication to Your last known address in the Company's records unless You request otherwise in writing. If You have elected electronic delivery, communication may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. You are responsible for notifying the Company of any address change, email address change, or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the address of the first Owner listed on the Contract Data Pages.

RILA315NY 13 CONTRACT OPTION PROVISIONS The Contract contains two types of Contract Options: Fixed Account and Index Account. Upon Good Order and Premium allocation requirements, as stated on the Contract Data Pages, being met, all Premium will be allocated to the Contract Options as indicated by the instructions currently on file for Your Contract, subject to availability. The Company reserves the right to restrict or prohibit allocation of Premium to the 1-Year Fixed Account Option at its discretion, on a non-discriminatory basis, at any time. FIXED ACCOUNT OPTIONS. 1-Year Fixed Account Option. The 1-Year Fixed Account Option is an annually renewable option within the Fixed Account. The Company will credit interest to amounts allocated to the 1- Year Fixed Account Option at the rate currently declared for the 1-Year Fixed Account Option, at the sole discretion of the Company, for Premium with the same Premium Allocation Date. On the Fixed Account Option Anniversary the interest rate for the 1-Year Fixed Account Option is subject to change. In no event will the interest rate credited by the Company to the 1-Year Fixed Account Option be less than the FAMIR per annum. Continuation Adjustment Holding Account. The Continuation Adjustment Holding Account is a limited-purpose Fixed Account Option used only for spousal continuation adjustments. The Company will credit interest to amounts allocated to the Continuation Adjustment Holding Account at the rate currently declared for the Continuation Adjustment Holding Account, at the sole discretion of the Company, as of the date amounts are allocated to the Continuation Adjustment Holding Account. The interest rate is guaranteed until the next Contract Anniversary. In no event will the interest rate credited by the Company to the Continuation Adjustment Holding Account be less than the FAMIR per annum. The Continuation Adjustment Holding Account cannot be independently elected. Performance Lock Holding Account. The Performance Lock Holding Account is a limited- purpose Fixed Account Option used only for Performance Lock amounts. The Company will credit interest to amounts allocated to the Performance Lock Holding Account at the rate currently declared for the Performance Lock Holding Account, at the sole discretion of the Company, as of the date amounts are allocated to the Performance Lock Holding Account. The interest rate is guaranteed until the Fixed Account Value is moved on the next Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was performed. In no event will the interest rate credited by the Company to the Performance Lock Holding Account be less than the FAMIR per annum. The Performance Lock Holding Account cannot be independently elected. Subsequent Premium Holding Account. The Subsequent Premium Holding Account is a limited-purpose Fixed Account Option used only for subsequent Premium that does not yet meet the subsequent Premium allocation requirements shown on the Contract Data Pages. The Company will credit interest to amounts allocated to the Subsequent Premium Holding Account at the rate currently declared for the Subsequent Premium Holding Account, at the sole discretion of the Company, as of the date amounts are allocated to the Subsequent Premium Holding Account. The interest rate is guaranteed until the earlier of the Contract Anniversary or such date subsequent Premium allocation requirements are met. In no event will the interest rate credited by the Company to the Subsequent Premium Holding Account be less than the FAMIR per annum. The Subsequent Premium Holding Account cannot be independently elected.

RILA315NY 14 CONTRACT OPTION PROVISIONS (CONT'D) Fixed Account Minimum Interest Rate (FAMIR). The FAMIR is the guaranteed minimum interest rate under the Contract and may change each year on the Redetermination Date. The Company will send You notice of the re-determined FAMIR annually. The Initial FAMIR established on the Issue Date is shown on the Contract Data Pages. The Company will re-determine the FAMIR as shown on the Contract Data Pages on each Redetermination Date for that Redetermination Period. Fixed Account Value. The Fixed Account Value is equal to (1) the value of Premium and any amounts transferred into the Fixed Account Option(s); (2) plus interest credited daily at a rate not less than the FAMIR per annum; (3) less any gross partial withdrawals; (4) less any amounts transferred out of the Fixed Account Option(s). The Fixed Account Value will never be less than the FAMV. INDEX ACCOUNT OPTIONS. An option within the Index Account for allocation of Contract Value, defined by its Index Adjustment Factors, Index Account Option Term Anniversary, Premium Allocation Date, Index Account Option Term, Index, and Crediting Method. The terms, Indexes, and Crediting Methods available as of the Issue Date are shown on the Supplemental Contract Data Pages. Availability of terms, Indexes, and Crediting Methods are subject to change on a non-discriminatory basis, as described in this Contract, the Contract Data Pages, the Crediting Method endorsements and the Supplemental Contract Data Pages. Index Account Value. The Index Account Value is equal to the sum of the Index Account Option values. On the first day of the Index Account Option Term, the Index Account Option value is equal to the Index Option Crediting Base ("IOCB"). During the Index Account Option Term, the Index Account Option value is equal to the Interim Value. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy. On the Index Account Option Term Anniversary, the Index Account Option value is equal to the greater of the IOCB plus the Index Adjustment, or zero. Index Option Crediting Base. The IOCB is a component used in calculating the Index Account Option value. On the first day of the Index Account Option Term, the IOCB is equal to the Premium or Contract Value allocated or transferred to the Index Account Option less the amount transferred out of the Index Account Option. During or at the end of the Index Account Option Term, the IOCB is equal to the greater of the IOCB at the beginning of the Index Account Option Term, reduced for any Performance Locks or withdrawals deducted from the Index Account Option during the current Index Account Option Term in the same proportion that the Index Account Option value was reduced on the date of the Performance Lock or withdrawal, or zero.

RILA315NY 15 CONTRACT OPTION PROVISIONS (CONT'D) TRANSFERS. When transferring out of the 1-Year Fixed Account Option, transfers may only occur on the Fixed Account Option Anniversary. When transferring out of a Holding Account, transfers may only occur on the date specified below for each Holding Account. When transferring out of an Index Account Option, transfers may only occur on the Index Account Option Term Anniversary or upon the exercise of a Performance Lock. You will be sent a notice thirty (30) days prior to the Fixed Account Option Anniversary and/or Index Account Option Term Anniversary. The notice will advise You of how You may obtain information on the Contract Options and current rates available to You. You may request a transfer to or from the 1-Year Fixed Account Option and to or from the Index Account Option(s). You may also request transfers among the available Index Account Options within the Index Account. A request for a transfer must be received in Good Order at the Company's Customer Care Center prior to the Fixed Account Option Anniversary or Index Account Option Term Anniversary, as applicable. 1-Year Fixed Account Option Transfers. If no transfer request is received on or prior to the Contract Anniversary, the 1-Year Fixed Account Option value will remain in the 1-Year Fixed Account Option. Continuation Adjustment Holding Account Transfers. Transfers into the Continuation Adjustment Holding Account are only allowed in connection with a Spousal Continuation. On the next Contract Anniversary, any Fixed Account Value in the Continuation Adjustment Holding Account will be automatically transferred out of the Continuation Adjustment Holding Account. If no other instructions are provided by You, Fixed Account Value in the Continuation Adjustment Holding Account, including interest, will be allocated to the 1-Year Fixed Account Option. Performance Lock and Performance Lock Holding Account Transfers. Transfers into the Performance Lock Holding Account are only allowed in connection with a Performance Lock. Prior to the Index Account Option Term Anniversary, You may elect to transfer the full or partial Interim Value of an Index Account Option into the Performance Lock Holding Account by requesting a Performance Lock subject to the following: 1. To execute a Performance Lock, You must specify the Index Account Option from which to execute the Performance Lock. Performance Lock may not be available with all Crediting Methods. See the Crediting Method Endorsements for details; 2. Performance Locks may be executed for the full or partial Interim Value of a given Index Account Option; 3. For each Index Account Option, a Performance Lock for a partial Interim Value amount can be used once within each Premium Year. However, a Performance Lock for the full Interim Value in the Index Account Option can be requested at any time. The Interim Value transferred to the Performance Lock Holding Account will be equal to the Interim Value requested for transfer after the request is received in Good Order at the Company's Customer Care Center. The Interim Value subject to the Performance Lock will be transferred to the Performance Lock Holding Account on the Performance Lock Date and will receive the current interest rate declared for amounts in the Performance Lock Holding Account as of the Performance Lock Date. This interest rate will be guaranteed until the next Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was performed.

RILA315NY 16 CONTRACT OPTION PROVISIONS (CONT'D) The amounts subject to the Performance Lock will remain in the Performance Lock Holding Account until the next Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was performed. On the Premium Allocation Anniversary of the Index Account Option from which the Performance Lock was performed, any Fixed Account Value in the Performance Lock Holding Account associated with that Index Account Option will be automatically transferred out of the Performance Lock Holding Account. If no other instructions are provided by You, Performance Lock Holding Account value from a Performance Lock, including interest, will be allocated to a new Index Account Option with the same Index Account Option Term, Index, Crediting Method, and Index Adjustment Factors as the Index Account Option the Performance Lock was executed on, if it is available and does not extend beyond the LID. Subsequent Premium Holding Account Transfers. Transfers into the Subsequent Premium Holding Account are only allowed in connection with subsequent Premium payments that have not yet met the subsequent Premium allocation requirements, as shown on the Contract Data Pages. On the earlier of (i) the Contract Anniversary or (ii) the date that the subsequent Premium allocation requirements, as shown on the Contract Data Pages, are met, any Fixed Account Option value in the Subsequent Premium Holding Account will be automatically transferred out of the Subsequent Premium Holding Account and allocated to the available Contract Options as indicated by the most recent instructions currently on file for Your Contract. Index Account Option Transfers. If no transfer request is received on or prior to the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated as follows: 1. if the same Index Account Option Term with the same Index, Crediting Method and Index Adjustment Factors is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the same Index Account Option Term with the same Index, Crediting Method, and downside protection; 2. if the same Index Account Option Term with the same Index, Crediting Method, and Index Adjustment Factors is not available at the time, but the same Index and Crediting Method with greater Index Adjustment Factors is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the same Index Account Option Term with the same Index and Crediting Method with the closest greater downside protection available for that term; 3. if the same Index Account Option Term with the same Index, Crediting Method, and Index Adjustment Factors is available at the time but extends beyond the LID, the Company will select the available Index Account Option Term with the same Index, Crediting Method, and downside protection that ends closest to but before the LID; 4. if the same Index Account Option Term is not available at the time but would not extend beyond the LID were it available, the Company will select the available Index Account Option Term with the period closest to but less than the Index Account Option Term that just ended with the same Index and Crediting Method with the closest equal or greater downside protection available for that term. 5. in all other cases, the Index Account Option value(s) will be reallocated to the 1-Year Fixed Account Option.

RILA315NY 17 CONTRACT OPTION PROVISIONS (CONT'D) If the Index or Crediting Method with equal or greater downside protection is no longer available as of the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated to the 1-Year Fixed Account Option. Transfers from an Index Account Option in connection with a Performance Lock may occur at any time, subject to any limitations. See Performance Lock for details. Unless specified otherwise, transfers on a Premium Allocation Anniversary will be taken from the Index Account Option(s) that have reached their Index Account Option Term Anniversary and the 1-Year Fixed Account Option(s) in proportion to their current value. The Company reserves the right to restrict or prohibit transfers from the Index Account Option to the 1-Year Fixed Account Option, at its discretion, on a non-discriminatory basis, at any time. Transfers from a Fixed Account Option will reduce the Fixed Account Value by the transfer amount requested. Transfers into a 1-Year Fixed Account Option will increase the 1-Year Fixed Account Option value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option value by the transfer amount requested. The Company may restrict transfers to an Index Account Option(s) at any time, on a non- discriminatory basis, if the yield on investment or cost of hedging would not support the minimum guarantees of the Index Account Option(s). However, at least one Index Account Option will always remain available for allocation. Should the Company impose such restrictions, the Company will give at least thirty (30) days advance notice to You. The Company will also provide Written Notice when such restrictions no longer exist. Whenever the Company restricts or discontinues a Contract Option, the Company will waive any applicable charges on transfers while those restrictions/discontinuations are in effect.

RILA315NY 18 WITHDRAWAL PROVISIONS On or before the Income Date, You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Customer Care Center in a form acceptable to the Company. The withdrawal will be processed after a withdrawal request is received at the Company's Customer Care Center in Good Order. No withdrawal may exceed the Withdrawal Value. TOTAL WITHDRAWAL. The Withdrawal Value for a total withdrawal from the Contract is equal to the Contract Value. A total withdrawal terminates Your Contract. In no event will a total withdrawal from the Fixed Account be less than the FAMV. PARTIAL WITHDRAWAL. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. Unless You request otherwise, a gross partial withdrawal will be deducted from the Fixed Account Option values and the Index Account Option values in proportion to their current values. If the gross amount of the partial withdrawal reduces the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. The amount payable as a result of the partial withdrawal will be determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Customer Care Center. Partial Withdrawals will reduce each Index Account Option's IOCB in the same proportion that its Interim Value was reduced on the date of the withdrawal. Any overpayments made by the Company to You in error must be returned within thirty (30) days from the date You are notified of the overpayment, or the Company will reduce Your Contract Value for the amount of the overpayment. If the overpayment exceeds the Contract Value, You are responsible for returning the remaining portion of the overpayment to the Company.

RILA315NY 19 WITHDRAWAL PROVISIONS (CONT'D) ADVISORY FEE WITHDRAWALS. Advisory Fee Withdrawals are withdrawals from the Contract for the purpose of paying an advisory fee to Your financial professional subject to the following rules: 1. You must provide written authorization to the Company authorizing us to accept and execute instructions from Your third party financial professional to make withdrawals from Your Contract to pay advisory fees pursuant to a written agreement between You and Your third party financial professional; 2. The Total Advisory Fee Withdrawal Percentage will not be allowed to exceed the Maximum Annual Advisory Fee Withdrawal Percentage, as shown on the Contract Data Pages. The Total Advisory Fee Withdrawal Percentage will be calculated as the sum of all Advisory Fee Withdrawal Percentages that occurred during a Contract Year; 3. Advisory Fee Withdrawals will always reduce the Contract Value; 4. Advisory Fee Withdrawals will only be allowed if the withdrawal does not bring the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages; 5. Advisory Fee Withdrawals will satisfy all requirements set forth by the Internal Revenue Service to qualify as an expense under the Contract for tax purposes; 6. You may terminate authorization for the direct deduction of advisory fees under this provision at any time by providing us with written notice of such termination; 7. If the Right to Examine Contract provision is exercised, as shown on the Contract cover, Advisory Fee Withdrawals taken prior to the expiration of the Right to Examine period will be refunded to You in full. QUALIFIED CONTRACT REQUIRED MINIMUM DISTRIBUTIONS. Qualified Contract RMDs are based upon Your Contract Value, and applicable federal tax law requirements. You may request a withdrawal for an RMD by submitting a written request to the Customer Care Center in a form acceptable to the Company. AUTOMATIC WITHDRAWAL. You may elect to take an automatic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual, or annual basis, subject to the Minimum Partial Withdrawal amount made as a scheduled part of an automatic withdrawal program, as shown on the Contract Data Pages. Automatic withdrawals cease on the Income Date.

RILA315NY 20 DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon Your death or the death of any Joint Owner before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by You, subject to the following: 1. On jointly owned Contracts, upon the death of the first Joint Owner, the surviving Joint Owner becomes the Primary Beneficiary. If the surviving Joint Owner dies prior to the Income Date and prior to submitting a claim form in Good Order, the surviving Joint Owner's interest as Beneficiary is extinguished, and any remaining death benefit will be paid to the Beneficiary(ies) in accordance with the last Beneficiary designation received by the Company in Good Order before the last Joint Owner's death; 2. On all Contracts, if no Beneficiary designation is in effect, or the designated Beneficiary(ies) have not survived the Owner, or both Joint Owners in the case of a jointly owned Contract, the death benefit shall be paid to the Owner's estate, or the estate of the last Joint Owner to die in the case of a jointly owned Contract. ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant, who is not also an Owner, before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. No death benefit is payable on the death of an Annuitant who is not also an Owner. However, if the Contract is owned by a legal entity, the death of the Annuitant (in the case of Joint Annuitants, the death of the first Annuitant) is treated as the death of the Owner for purposes of these Death Benefit Provisions, and the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner, or, if no Beneficiary(ies) survive the applicable death, to the Owner. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit amount before the Income Date is equal to the greater of: 1. the current Contract Value; or 2. Premium paid into the Contract, less any applicable taxes, adjusted for any applicable withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the issuance of the Contract. All adjustments will occur at the time of the withdrawal. All adjustments for amounts withdrawn will reduce this item in the same proportion that the Contract Value was reduced on the date of such withdrawal. DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless You designated a Pre-selected Death Benefit Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit options below before their request for payment will be considered in Good Order: Option 1 - single lump-sum payment, paid immediately upon the Company's receipt of Due Proof of the relevant death and a claim form in Good Order; Option 2 - payment of the entire death benefit distributed within five years of the date of the relevant death; or Option 3 - Income Payments of the death benefit with distributions beginning within one year of the date of the relevant death: (i) over the lifetime of the Beneficiary; or (ii) over a period not extending beyond the life expectancy of the Beneficiary.

RILA315NY 21 DEATH BENEFIT PROVISIONS (CONT'D) The Company may make available other death benefit payment options. If a death benefit payment option is not elected within sixty (60) days of the date the claim form is submitted, the Company will default to Option 1 and pay the Beneficiary a single lump-sum payment immediately upon the Company's receipt of Due Proof of the relevant death and all other claim form requirements in Good Order. A Beneficiary that wishes to elect payment under Option 3 must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Customer Care Center. Any portion of the death benefit not applied under Option 3 must be paid within five years from the relevant death. The death benefit will remain invested in accordance with the allocation selected by You until a Death Benefit Option is selected or the Beneficiary specifies otherwise. DEATH BENEFIT PAYMENT OPTIONS FOR QUALIFIED CONTRACTS. For Qualified Contracts, the death benefit payment options may be limited under the terms of the contract endorsement in order to qualify under the Internal Revenue Code. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none exist, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by New York law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's share of the death benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Primary Beneficiaries who would have been entitled to receive payments under the Contract had they survived. If no Beneficiary survives You, the Company will pay the death benefit to Your estate. PAYMENT OF DEATH BENEFIT. The death benefit will be determined at the time the Company has received the first Due Proof of the relevant death and a claim form in Good Order from a Beneficiary. The Company will pay the death benefit to the Beneficiary upon receipt of a request for payment with Due Proof of the relevant death in Good Order at the Company's Customer Care Center. If the Company has received Due Proof of death, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives a claim form with a payment option elected from that Beneficiary. If a payment option is not elected within sixty (60) days of the date the claim form is submitted, the Company will default to Option 1 and pay the requesting Beneficiary a single lump-sum payment immediately upon the Company's receipt of Due Proof of the relevant death and all other claim form requirements in Good Order. If the Company has not received Due Proof of death or any other required documentation, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives any remaining required documentation, including the election of or default election of a payment option. Fluctuations in index performance or Interim Value may cause the calculation of a Beneficiary's death benefit share to differ from the calculation of another Beneficiary's death benefit share.

RILA315NY 22 DEATH BENEFIT PROVISIONS (CONT'D) Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Index Account Option until the Company receives that Beneficiary's claim form in Good Order at the Company's Customer Care Center and calculates their share of the death benefit. If any death benefit is due to an Owner's estate, the Company will pay the benefit in a single lump-sum payment. Payment to a Beneficiary in a single lump-sum will be paid within seven calendar days of the date the Company receives request for payment in Good Order or the date a lump-sum payment is deemed to be elected by default, provided the Company has received Due Proof of death in Good Order at the Company's Customer Care Center. For amounts allocated to the Fixed Account, death benefit proceeds will include interest accrued at greater than or equal to the rate required by New York state law, from the date of Your death (or the death of any Joint Owner) until the death benefit proceeds are paid. For amounts allocated to Index Account Options, if the Company does not distribute the death benefit proceeds within seven calendar days, the death benefit proceeds will include interest accrued and payable from the eighth day following the date that request for payment, or the date a lump-sum payment is deemed to be elected by default, and Due Proof of death were both received in Good Order at the Company's Customer Care Center until the death benefit proceeds are paid. The rate of interest will equal the rate of interest applicable to death benefit proceeds left on deposit with the Company on the date of Your death. Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Option, a Joint Owner or sole Beneficiary who is the surviving spouse of the deceased Owner has the option to continue the Contract in his or her own name at an adjusted Contract Value as described below and exercise the Owner's rights under the Contract instead of taking the standard death benefit. The Spousal Continuation Option may be elected only if the Company receives the surviving spouse's claim form electing the option and Due Proof of the relevant death in Good Order at the Company's Customer Care Center while the surviving spouse is alive. The "continuation date" is the date on which the Company receives such claim form and Due Proof of death. If the Contract Value on the continuation date is less than the death benefit, the Contract Value will be increased by the difference. This increase is referred to as the spousal continuation adjustment. The Company will allocate the spousal continuation adjustment to the Continuation Adjustment Holding Account until the next Contract Anniversary. The spousal continuation adjustment will have no effect on the FAMV.

RILA315NY 23 DEATH BENEFIT PROVISIONS (CONT'D) For purposes of determining the future death benefits for the surviving spouse under the continuing Contract, the Contract Value following the application of any spousal continuation adjustment will be considered the initial Premium of the continuing Contract. The Spousal Continuation Option is not available if: 1) it is on or after the Income Date, 2) the original Contract Owner is no longer the Contract Owner, 3) the Contract has been assigned, or 4) You designated a Pre-selected Death Benefit Option. The Spousal Continuation Option may be elected only once. Pre-selected Death Benefit Option. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit options made available by the Company. You may do so by submitting a designation in a form acceptable to the Company in Good Order to the Company's Customer Care Center. Pre-selected Death Benefit Options will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company received Your request. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Option unless the Internal Revenue Code requires otherwise, or Your election requires payment over a period that exceeds the Beneficiary's life expectancy. Only You may revoke or change a Pre-selected Death Benefit Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Customer Care Center. Unless You specify otherwise, revocations of and changes to a Pre-selected Death Benefit Option will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company received Your request.

RILA315NY 24 INCOME PROVISIONS INCOME DATE. Income Payments begin on the Income Date. The Income Date must be at least thirteen (13) months after the Contract Issue Date. If You do not select an Income Date, the Income Date is the LID. You may change the Income Date by submitting Written Notice in Good Order to the Company's Customer Care Center at least seven days before the current Income Date. The LID may be changed to a later date upon request, if the Company agrees to the change in writing. Requests to extend the LID must be submitted in writing and received by the Company's Customer Care Center at least seven days before the current LID. INCOME PAYMENT. On or before the Income Date, You may elect payment in a single lump- sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option to begin on the Income Date. The Company will apply the Contract Value, less applicable taxes, to provide You income according to Your selected Income Option. INCOME OPTIONS. You may elect payment as provided in Options 1, 2, 3, or 4 below. You may elect an Income Option up to thirty (30) days before the Income Date by submitting Written Notice in Good Order to the Company's Customer Care Center. The Company will make payment to You or another payee You specify. If You do not select an Income Option the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually, or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one lump-sum payment instead of providing Income Payments according to the Income Option You elect. The single lump-sum payment will not be less than the amount which would have been applied under an Income Option on the Income Date. If the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually, or annually to achieve an initial payment of at least $20, or the Company may pay out the Contract Value in one single lump- sum payment. At the time of their commencement, Income Payments will not be less than those that would be provided by the application of an equivalent amount to purchase a single Premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. The amount applied to an Income Option will not be less than the greater of the Withdrawal Value or 95% of the Contract Value. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary.

RILA315NY 25 INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a Joint Annuitant. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and Joint Annuitant before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make at least 120 or 240 monthly payments, whichever You elect, to You. If the Owner is an entity, at the Annuitant's death, if fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to the Owner as previously scheduled. If the Owner is the Annuitant, in the event You die before the Company makes the specified number of guaranteed payments, the Income Payments will be made to Your Beneficiary according to the terms of this Contract unless the Beneficiary elects to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than one percentage point higher than the rate used to calculate the initial Income Payment. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, the Income Payments will be made to Your Beneficiary according to the terms of this Contract unless the Beneficiary elects to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than one percentage point higher than the rate used to calculate the initial Income Payment. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options. OWNER'S DEATH ON OR AFTER THE INCOME DATE. If any Owner, who is not also an Annuitant, dies on or after the Income Date when the Income Date is a date earlier than the Latest Income Date, any remaining Income Payments due will continue at least as rapidly as the payment method in effect as of the date of the Owner's death. After the death of the last surviving Joint Owner on or after the Income Date, any remaining Income Payments will be paid to the Beneficiary.

RILA315NY 26 INCOME PROVISIONS (CONT'D) ANNUITANT'S DEATH ON OR AFTER THE INCOME DATE. Upon the death of the Annuitant (and Joint Annuitant, if applicable), who is not also an Owner, on or after the Income Date, the death benefit, if any, will be as specified in the Income Option in effect. Any life-contingent Income Payments cease on the death of the Annuitant (and Joint Annuitant, if applicable). Any amounts due after an Annuitant's death will continue to be paid at least as rapidly as the payment method in effect as of the date of the Annuitant's death. Upon the death of the Annuitant (and Joint Annuitant, if applicable), who is also an Owner, on or after the Income Date when the Income Date is a date earlier than the Latest Income Date, the death benefit, if any, will be as specified in the Income Option in effect. Any life-contingent Income Payments cease on the death of the Annuitant (and Joint Annuitant, if applicable). Any amounts due after an Annuitant's death will continue to be paid at least as rapidly as the payment method in effect as of the date of the Annuitant's death. BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. Upon the death of any Owner, the Company will pay any remaining Income Payments due to Primary Beneficiaries or, if none exist, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to remaining Income Payments due; in that circumstance, the Company will pay any remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Primary Beneficiaries who would have been entitled to receive payments under the Contract had they survived. If no Beneficiary survives You, the Company will pay remaining Income Payments to Your estate.

RILA315NY 27 TERMINATION PROVISIONS This Contract terminates and all Contract benefits will end on the earliest of: 1. the date You take a total withdrawal; 2. the date the Contract Value is reduced to zero for any reason; or 3. the date upon which the entire interest in the Contract has been distributed. Distributions may be made in whole or in part after the Income Date, after Due Proof of the relevant death and a claim form in Good Order has been received by the Company, and/or under a supplemental contract evidencing the interest in the contract to be distributed.